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Exhibit 12.1

COMPUTATION OF RATIO OF EARNINGS TO COMBINED FIXED CHARGES
AND PREFERRED DIVIDENDS (UNAUDITED)
(in millions)

	Predecessor												Successor
	Celanese
	Year Ended December 31,										Three Months Ended March 31, 2004		Six Months Ended September 30, 2004			Pro Forma Nine Months Ended September 30, 2004
									Nine Months Ended September 30, 2003					Pro Forma Year Ended December 31, 2003
	1999	2000		2001	2002		2003
Earnings:
Pre-tax earnings (loss) from continuing operations excluding minority interest expense	$(647)	$185		$(419)	$184		$203		$206		$80		$(135)	$203		$(55)
Change in interest expense														(189)		50

Pro forma pre-tax earnings (loss) from continuing operations														14		(5)
Less:
(Income) loss from equity investees, net	(7)	(18)		(12)	(21)		(35)		(29)		(12)		(35)	(35)		(47)
Plus:
Income distributions from equity investments	7	12		19	61		23		21		15		20	23		35
Amortization of capitalized interest	8	9		9	10		14		10		2		4	14		6
Combined Fixed charges	150	103		104	89		85		65		16		244	287		220

Total "earnings" as defined before combined fixed charges	$(489)	$291		$(299)	$323		$290		$273		$101		$98	$303		$209

Combined fixed charges:
Interest expense	$115	$68		$72	$55		$49		$36		$6		$228	$238		$184
Capitalized interest	14	12		4	6		3		5		3		2	3		5
Estimated interest portion of rent expense(1)	21	23		28	28		33		24		7		14	33		21
Preferred stock dividends	—	—		—	—		—		—		—		—	13		10

Total combined fixed charges	$150	$103		$104	$89		$85		$65		$16		$244	$287		$220

Ratio of earnings to combined fixed charges(2)	—	2.8	x	—	3.6	x	3.4	x	4.2	x	6.2	x	—	1.1	x	—

(1)
The estimated interest portion of rental expense is based on the amount of rental expense including discontinued operations for 1999 and 2000 and excluding discontinued operations for subsequent periods.

(2)
Earnings were insufficient to cover combined fixed charges by $639 million for the year ended December 31, 1999, $403 million for the year ended December 31, 2001, $146 million for the six months ended September 30, 2004 and $11 million for the pro forma nine months ended September 30, 2004.

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COMPUTATION OF RATIO OF EARNINGS TO COMBINED FIXED CHARGES AND PREFERRED DIVIDENDS (UNAUDITED) (in millions)